Exhibit (d)(65)

FORM OF INVESTMENT SUB-SUB-ADVISORY AGREEMENT

This Investment Sub-Sub-Advisory Agreement (the “Agreement”) is made and entered into as of this 30th day of October, 2023 by and among and 21Shares US LLC, a Delaware limited liability company with its principal place of business located at 37 West 20th Street, Suite 1101, New York, NY 10011 (the “Sub-Adviser”), and ARK Investment Management LLC, a Delaware limited liability company having its principal place of business located at 200 Central Ave, Suite 220, St. Petersburg, FL 33701 (“ARK” or the “Sub-Sub-Adviser”);

WHEREAS, the Sub-Adviser has entered into an Investment Sub-Advisory Agreement dated October 26, 2023 (the “Sub-Advisory Agreement”) with Empowered Funds, LLC, doing business as ETF Architect (the “Adviser”) and EA Series Trust (the “Trust”); and

WHEREAS, the Trust is an open-end management investment company registered with U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“Investment Company Act”), whose shares are registered with the SEC under the Securities Act of 1933, as amended (“Securities Act”), and consisting of distinct series funds of shares, each having its own investment objectives, principal investment strategies, policies, and restrictions; and

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated October 26, 2023, as amended with respect to the Trust series identified on Schedule A to the Sub-Advisory Agreement (each, a “Fund,” and together, the “Funds”) as such Schedule may be amended from time-to-time upon mutual agreement of the parties to such Agreement; and

WHEREAS, the Adviser has appointed the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”) pursuant to the Sub-Advisory Agreement; and

WHEREAS, the Trust’s agreement with the Adviser permits the Adviser to delegate to other parties certain of its asset management responsibilities and the Sub-Advisory Agreement permits the Sub-Adviser to retain additional investment advisers in connection with the delivery of services to a Fund; and

WHEREAS, ARK is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Sub-Adviser desires to retain ARK to render non-binding, non-discretionary investment advisory, research and related services to the Trust (the “Services”) with respect to the Funds in accordance with the Sub-Advisory Agreement and as described more fully herein and in the Trust’s registration statement on Form N-1A as amended from time to time; and

WHEREAS, ARK is willing to render such Services in accordance with the terms of this Agreement; and

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of the Sub-Sub-Adviser. The Sub-Adviser, with the consent and approval of the Board and the Adviser, appoints ARK and ARK accepts such appointment to provide non-binding, non-discretionary investment recommendations to the Sub-Adviser with respect to the investment and reinvestment of such portion, if any, of the Funds’ assets as is designated by the Sub-Adviser from time-to-time.

2. Scope of Engagement.

(a)	As a non-discretionary sub-adviser to the Sub-Adviser with respect to the Funds, ARK shall provide the Services to the Sub-Adviser in accordance with the Investment Guidelines set forth in Schedule 1.

(b)	Without prejudice to the generality of paragraph (a), above, and subject to the Investment Guidelines, ARK shall make recommendations relating to:

(i)	the purchase, subscription or increase in exposure of certain digital assets or securities permitted as investments in a Fund;

(ii)	the retention of any exposure to digital assets or of any securities in a Fund; and

(iii)	the sale, redemption, exchange or reduction of exposure to any digital assets or any securities in a Fund.

Unless otherwise specifically and expressly indicated in this Agreement, the Services to be provided by ARK under this Agreement are limited to the provision of non-binding, non-discretionary advice with respect to the exposure to the relevant digital assets in a Fund and the composition of a Fund’s equity portfolio based upon the Investment Guidelines and does not include financial planning or any other related or unrelated services. ARK is not authorized and shall not be required under this Agreement to place purchase and sales orders on behalf of a Fund. ARK shall have no responsibility with respect to the prudence of the Investment Guidelines relative to the investments in a Fund, the overall diversification of a Fund, or with respect to any of the investments purchased or sold by the Sub-Adviser for a Fund. Further, unless agreed by both parties in writing, ARK shall not make any recommendations relating to the trading of futures, even where the fund holds futures on digital assets. In such instances, ARK’s recommendations shall be limited to the Fund’s general exposure to a digital asset.

(c)	ARK shall, unless otherwise expressly provided and authorized in writing, have no authority to act for or represent the Sub-Adviser or the Fund in any way, or in any way be deemed an agent for the Sub-Adviser or the Fund.

(d)	ARK shall cooperate with the Sub-Adviser in response to questions from or requests by a competent authority of the Sub-Adviser or its affiliates or its executives or employees to prepare or submit materials, documents, or any other items for the purpose in connection thereto.

(e)	ARK will not be expected or required to: (i) vote proxies or take other corporate actions with respect to securities held in a Fund; (ii) take any action with respect to lawsuits (including class-action lawsuits) involving securities presently or formerly held in a Fund; or (iii) file proofs of claim with respect to securities held in a Fund that may be the subject of bankruptcy proceedings.

3. Records and Reports; Valuation; Notification of Material Breach/Compliance Reports.

(a)	ARK will maintain proper and complete records relating to the furnishing of the Services under this Agreement. Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order or as directed by the other party in writing, ARK shall keep confidential all information about the Sub-Adviser or a Fund provided by the Sub-Adviser pursuant to this Agreement, provided that nothing herein is intended to limit ARK’s ability to render investment advice to others as described in Clause 8 below. In no event and under no circumstances will ARK, its employees, agents or affiliates incur any liability or responsibility for any determination or the accuracy of the valuation information, error in judgment or mistake in law, made or other action taken or omitted by them in good faith or provided by a third party.

(b)	ARK agrees to cooperate with and provide:

(i)	reasonable assistance to the Sub-Adviser, the Trust, the Trust’s Chief Compliance Officer, any Trust custodian or foreign sub custodians, any Trust pricing agents and all other agents and representatives of the Trust;

(ii)	information with respect to the Funds as such persons may reasonably request from time-to-time in the performance of their obligations; and

(iii)	prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each person to promote the efficient exchange of information and compliance with applicable laws and regulations.

(c)	ARK shall notify the Sub-Adviser within a reasonable amount of time upon the detection of any material failure with respect to its services provided to the Sub-Adviser in connection with the management of any Fund in accordance with its investment objectives and policies or any applicable law. ARK agrees to correct any such failure promptly, work with the Sub-Adviser and the Board to enable them to correct any such failure promptly, and otherwise to take any action that the Sub-Adviser or the Board may reasonably request in connection with any such material breach.

(d)	Upon request and to the extent applicable, ARK shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes Oxley Act.

(e)	ARK will promptly notify the Sub-Adviser in the event: (i) ARK is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Sub-Adviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by ARK with the federal or state securities laws or (ii) an actual change in control of ARK resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur. Without limiting the foregoing, ARK agrees to provide certifications to the Trust’s Chief Compliance Officer (“CCO”) and the Sub-Adviser’s CCO as reasonably requested of the following:

(i)	any material violations of ARK’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a 1 under the 1940 Act) that have occurred with respect to the Sub-Sub-Adviser’s Compliance Program;

(ii)	any material changes to the policies and procedures that compose ARK’s Compliance Program on a quarterly basis;

(iii)	a copy of ARK’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of ARK’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(iv)	an annual (or more frequently as the Trust or Sub-Adviser CCO may reasonably request) representation regarding ARK’s compliance with Section 6 of this Agreement.

Additionally, ARK shall provide the Trust or Sub-Adviser CCO with reasonable access to information regarding ARK’s compliance program. This access shall include on-site visits with ARK for the purpose of conducting pre-arranged compliance related due diligence meetings with personnel of ARK as may be reasonably requested from time-to-time.

4. Fees.

As remuneration for its services hereunder, ARK shall be entitled to receive from the Sub-Adviser the Advisory fees in the amounts, at the times and otherwise in the manner as specified in Schedule 2 (Advisory Fee Arrangements). For the avoidance of doubt, ARK shall bear all costs and expenses arising ordinarily in connection with the performance of its obligation hereunder (including, but not limited to, expenses for personnel, communication, or research).

5. Retention of Third Parties.

In the course of performing its advisory services pursuant to this Agreement, ARK may retain or appoint any affiliate to supplement or otherwise assist in the performance of such services; provided, however, that ARK may not retain or appoint any such affiliate in substitution of ARK to provide the core services contemplated herein without the prior written consent of the Sub-Adviser. ARK shall not delegate its authority granted under this Agreement to any non-affiliate third parties without the Sub-Adviser’s consent.

6. Representations and Warranties.

(a)	Each party represents and warrants that, to the best of its knowledge, the terms of this Agreement do not violate any undertaking, obligation, statute, or regulation by which it is bound, whether arising by contract, operation of law or otherwise.

(b)	Each party represents and warrants that this Agreement has been duly authorized by it and when executed and delivered will be binding upon it in accordance with the Agreement’s terms.

(c)	Each party represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to enter into this Agreement and to perform hereunder.

(d)	Each party represents and warrants that the information contained herein or furnished pursuant hereto with respect to it is correct and it agrees to furnish the other with such information, authorization and documentation as the other may, from time to time, reasonably require enabling it to carry out its obligations under this Agreement.

(e)	ARK represents that it is duly registered as an investment adviser with the SEC pursuant to the Advisers Act.

(f)	ARK covenants with the Sub-Adviser that:

(i)	ARK will promptly notify the Sub-Adviser of any update of ARK’s Form ADV Part 2A and 2B which is required due to any additions to or withdrawals of any senior officers of ARK, and will notify the Sub-Adviser in advance of its decision to withdraw its registration as an investment adviser with the SEC or immediately on becoming aware of any suspension or revocation of its registration;

(ii)	ARK shall forward a copy to the Sub-Adviser of: (A) prior to the execution of this Agreement, its latest Form ADV Part 2A and 2B; (B) on an annual basis, its Form ADV Part 2A, as the same is then updated; and (C) as soon as reasonably possible following the amendment of the same other than in connection with (i) above, its Form ADV Part 2A;

(iii)	ARK has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Sub-Adviser and Trust as requested. ARK shall ensure that its Access Persons (as defined in ARK’s Code of Ethics) comply in all material respects with ARK’s Code of Ethics, as in effect from time-to-time. Upon request, ARK shall provide the Sub-Adviser and the Trust with: (i) a copy of ARK’s current Code of Ethics, as in effect from time-to-time; and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by ARK’s Code of Ethics. Annually, ARK shall periodically certify to the Sub-Adviser’s CCO that ARK has complied with the requirements of Rule 17j-1, concerning ARK’s Code of Ethics to the Sub-Adviser and Trust. ARK shall respond to requests for information from the Sub-Adviser and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by ARK.;

(iv)	ARK has adopted, implemented and will maintain written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by ARK, its employees, officers, and agents;

(v)	ARK will notify the Sub-Adviser and the Trust of any assignment (as defined in the 1940 Act) of this Agreement or change of control of ARK, as applicable, in each case prior to or promptly after, such change. Notwithstanding any other provision hereunder, ARK hereby agrees to bear any and all expenses of the Trust, including but not limited to any costs and expenses (including reasonable attorneys’ fees) related to any regulatory filings, shareholder notifications and solicitation of shareholder approval, if any, arising out of or related to any such assignment or change of control of ARK;

(vi)	ARK agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. ARK also agrees to comply with the Investment Guidelines set forth in Schedule 1 as established from time-to-time by the Adviser, Sub-Adviser, or Trust, which shall be communicated in writing by the Sub-Adviser to the Sub-Sub-Adviser reasonably in advance. ARK shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board or the Sub-Adviser shall limit ARK’s full responsibility for any of the foregoing.

7. Risk Acknowledgement

ARK does not guarantee the future performance of any Fund, any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, including ARK’s investment strategy, or the success of its overall advisory services for any Fund. ARK will neither compensate a Fund or the Sub-Adviser for any loss nor offer or guarantee a Fund any special profit. Any target, including any risk or performance target, is merely a target and there can be no assurance that the target will be attained. The Sub-Adviser understands that ARK’s investment recommendations provided for a Fund are subject to various market, currency, economic, political and business risks, and that ARK’s investment recommendations, if followed by the Sub-Adviser, will not always be profitable. The investment strategy, which may be advised for a Fund, is complex and the Sub-Adviser acknowledges its understanding of the methods used by ARK when advising a Fund by signing this Agreement. Past performance is not an indication of future performance.

8. Non-Exclusivity.

The Sub-Adviser acknowledges and understands that ARK shall be free to render investment advice to others and that ARK does not make its services available exclusively to the Sub-Adviser. ARK (and its affiliates, employees, representatives, and agents) may have or take the same or similar positions in specific investments for its own accounts, or for the accounts of other clients, as ARK recommends for a Fund. Nothing in this Agreement shall put ARK under any obligation to recommend for purchase or sale for a Fund, any asset which ARK (or its affiliates, employees, representatives, and agents) may purchase or sell, or recommend to purchase or sale for its own accounts or for the account of any other client, unless in its reasonable determination, such investment would be in the best interest of a Fund. Subject to its obligations under this Agreement and applicable law, the Sub-Adviser acknowledges that ARK, and any of its affiliates, shall be free to advise and manage accounts of other clients, and shall be free to trade on the basis of (i) the same trading systems, methods, positions or strategies ARK recommends for a Fund, or (ii) trading systems, methods, positions or strategies which are entirely independent of, or materially different from, those employed for a Fund. Furthermore, ARK shall be free to compete for the same financial instruments as a Fund or to take positions opposite to the positions of a Fund, where such actions do not knowingly or deliberately prefer any of such accounts over a Fund, subject to ARK’s affirmative duty of utmost good faith to act in the best interests of all ARK’s clients and to treat each client in a fair and equitable manner pursuant to Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”).

9. Assignment

Neither party may assign this Agreement without the consent of the other party. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, but the rights and obligations of either party hereunder shall not be assignable, transferable or delegable without the prior written consent of the other, except by operation of law.

10. Confidentiality.

Except as required by applicable law, rule or regulation, or in order to implement the Sub-Adviser’s investment objectives or perform the services contemplated by this Agreement, both parties agree to treat information provided in connection with this Agreement as confidential; provided, however, each party may share with their affiliates information received in connection with this Agreement upon undertaking reasonable steps to ensure such affiliates’ compliance with the confidentiality provisions of this Agreement and provided further that nothing herein is intended to limit ARK’s ability to render investment advice to others as described in Section 8 above. Such precautions shall include (i) limiting the officers and employees who are permitted access to such information to those who need access to such information, (ii) imposing the nondisclosure obligations with respect to such information on all such officers and employees, and (iii) making copies of such information only to the extent that is necessary for accomplishing the purposes of this Agreement.

11. Liability and Indemnification.

(a)	The Sub-Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Sub-Sub-Adviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Sub-Sub-Adviser in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

(b)	The Sub-Sub-Adviser shall indemnify the Trust, each Fund, the Adviser, the Sub-Adviser and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Sub-Adviser furnished in writing to the Adviser by the Sub-Sub-Adviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub- Sub-Adviser in the performance of Services;

(c)	Notwithstanding anything to the contrary contained herein, the Sub-Sub-Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to the Sub-Adviser, its officers, directors, agents, employees, controlling persons or shareholders or the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund, Trust or their shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser or the Sub-Adviser by the Sub-Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Sub-Sub-Adviser by a duly authorized officer of the Adviser, the Sub-Adviser or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; or (iii) acts of the Sub-Sub-Adviser which result from or are based upon acts or omissions of the Adviser or the Sub-Adviser, including, but not limited to, a failure of the Adviser or Sub-Adviser to provide accurate and current information with respect to any records maintained by such party, which records are not also maintained by the Sub-Adviser; provided, however, that the limitations on the Sub-Adviser’s liability and indemnification obligations described in (i) through (iii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Sub-Adviser Disabling Conduct.

(d)	The Sub-Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

(e)	For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.

(f)	The Adviser shall indemnify the Sub-Sub-Adviser and each of its respective affiliates, agents, control persons, directors, officers, employees and shareholders (the “Sub-Adviser Indemnified Parties”) against, and hold them harmless from, any Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Adviser furnished by or on behalf of the Adviser in writing for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement, the Sub-Advisory Agreement or its advisory agreement with the Trust (collectively, “Adviser Disabling Conduct”).

(g)	Notwithstanding anything to the contrary contained herein, the Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, any Sub-Sub-Adviser Indemnified Parties for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by or on behalf of the Sub-Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon acts or omissions of the Sub-Sub-Adviser which result from or are based upon acts or omissions of the Sub-Sub-Adviser, including, but not limited to, a failure of the Sub-Sub-Adviser to provide accurate and current information with respect to any records maintained by Sub-Sub-Adviser; provided, however, that the limitations on the Adviser’s liability and indemnification obligations described in this Section 13.7 shall not apply with respect to, and to the extent, any portion of liability that is attributable to Adviser Disabling Conduct.

(h)	The Sub-Adviser shall indemnify the Sub-Sub-Adviser and each of its respective affiliates, agents, control persons, directors, officers, employees and shareholders (the “Sub-Adviser Indemnified Parties”) against, and hold them harmless from, any Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Adviser furnished by or on behalf of the Sub-Adviser in writing for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub-Adviser in the performance of its duties under this Agreement or the Sub-Advisory Agreement (collectively, “Sub-Adviser Disabling Conduct”).

(i)	Notwithstanding anything to the contrary contained herein, the Sub-Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, any Sub-Sub-Adviser Indemnified Parties for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Sub-Adviser by or on behalf of the Sub-Sub-Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon acts or omissions of the Sub-Sub-Adviser which result from or are based upon acts or omissions of the Sub-Sub-Adviser, including, but not limited to, a failure of the Sub-Sub-Adviser to provide accurate and current information with respect to any records maintained by Sub-Sub-Adviser; provided, however, that the limitations on the Sub-Adviser’s liability and indemnification obligations described in this Section 13.7 shall not apply with respect to, and to the extent, any portion of liability that is attributable to Sub-Adviser Disabling Conduct.

(j)	The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

12. Severability.

If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction. The remaining provisions of this Agreement shall be valid and binding, and of full force and effect, as though such provision was not included.

13. Entire Agreement

This Agreement and Schedules annexed hereto constitute the entire agreement between the parties with respect to the services to be provided by ARK with respect to a Fund and matters ancillary thereto and supersedes all understandings, agreements (oral and written), or representations with respect to the subject matter hereof. This Agreement may only be amended, revised or modified with the written consent of both parties. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

14. Term of Agreement and Termination.

This Agreement shall take effect on the date first provided above, and shall continue for the duration of the Fund unless otherwise terminated by the Sub-Adviser upon at least sixty (60) days’ written notice to ARK, and by ARK upon at least ninety (90) days’ written notice to the Sub-Adviser.

Further, this Agreement may be terminated sooner by the non-breaching or non-liquidating party, as the case may be, upon notice, taking immediate or subsequent effect if:

(a)	either party has broken or are in breach of any of the terms of this Agreement and shall not have remedied such breach within thirty days after service of notice by the other party requiring the same to be remedied; or

(b)	if either party shall go into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation on terms previously approved in writing by the other party).

Termination of this Agreement, however caused, shall not affect any contractual provision intended to survive termination or any rights, indemnities, existing commitments or liabilities which have accrued prior to the date of termination and such termination shall be without prejudice to the completion of any transactions initiated prior to the receipt of such notice (which shall be executed or completed notwithstanding such termination).

Notwithstanding any other provision hereunder, ARK hereby agrees to bear any and all expenses associated with ARK’s termination of this Agreement, whether by notice as provided above or by breach or liquidation, including but not limited to any costs and expenses (including reasonable and documented attorneys’ fees) related to any regulatory filings, shareholder notifications and solicitation of shareholder approval, if any, arising out of or related to any such termination.

15. Governing Law, Venue, and Jurisdiction.

To the extent not inconsistent with applicable federal law, this Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of New York without regard to choice of law considerations. Any action, suit or proceeding arising out of, under or in connection with this Agreement seeking an injunction or pursuant to this Agreement shall be brought and determined in the appropriate federal or state court in the City of New York and in no other forum, unless otherwise required by law. The parties hereby irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this Agreement.

16. Notices.

All notices provided hereunder shall be in writing and transmitted by first class mail or, where appropriate, airmail, or via electronic communications with successful transmission receipt at the address provided below and shall be deemed given as of the seventh business day following transmission in the case of mail or airmail or upon transmission in the case of electronic communications, provided, however, that any notice asserting a breach hereunder shall be provided by certified mail, return receipt requested:

To ARK at:

General Counsel

200 Central Ave, Suite 220

St. Petersburg, FL 33701

Email: fwolfe@ark-invest.com

To the Sub-Adviser at:

37 West 20th Street, Suite 1101

New York, New York

Attn: Andrew Jacobson, VP, Head of Legal

Email: andrew@21.co; legal@21.co

17. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18. Section or Paragraph Headings.

Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

19. Operation of Agreement.

This Agreement shall not operate so as to create a partnership, joint venture or any arrangement other than that of an independent contract between the parties hereto.

20. Parties.

References in this Agreement to the parties hereto shall include their respective heirs, successors in title, permitted assigns and personal representatives. Reference in this Agreement to the parties hereto shall include also their respective directors, officers, employees, servants and agents.

21. Rights of Third Parties.

No person other than a party to this Agreement shall have any right to enforce any terms (express or implied) of this Agreement.

22. Further Assurance.

Each party shall at its own expense execute such documents and do all other things as may be reasonably be required by the other to obtain the full benefit of this Agreement and to assure to the other party the rights agreed to be granted to it under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

21Shares US LLC		ARK INVESTMENT MANAGEMENT LLC

By:		By:
Name:	Ophelia Snyder	Name:	Catherine Wood
Title:	President	Title:	Chief Executive Officer

Schedule 1

Investment Guidelines

Sub-Adviser and ARK set out the investment guidelines as referred to in Section 2 of this Investment Advisory Agreement. The Investment Guidelines will be communicated from time to time by the Sub-Adviser to ARK in a form to be agreed upon, with reasonable notice.

Schedule 2

Advisory Fee Arrangement

Sub-Adviser shall pay to ARK fees in the amount set forth below (the “Fees”):

(a)	Fees during the Term. Sub-Adviser shall pay to ARK an amount equal to the lesser of (i) 0.45% per annum of the average daily net assets of each Fund, or (ii) the percentage of the management fee actually received by Sub-Adviser from each Fund (as detailed in the chart below); provided, however, that with respect to the first $3 million of management fees actually paid to Sub-Adviser by the Funds following its inception (whether the Fund’s investment strategy is based on the spot market, futures market or both), Sub-Adviser shall pay to ARK an amount equal to 20% of such management fees actually received.

ARK 21Shares Active Bitcoin Futures Strategy ETF (ARKA)	40%
ARK 21Shares Active On-Chain Bitcoin Strategy ETF (ARKC)	50%
ARK 21Shares Blockchain and Digital Economy Innovation ETF (ARKD)	50%
ARK 21Shares Active Ethereum Futures Strategy ETF (ARKZ)	40%
ARK 21Shares Active Bitcoin Ethereum Strategy ETF (ARKY)	50%

(b)	Timing. All compensation payable under this Agreement shall be calculated quarterly in arrears as of the last business day of each calendar quarter and shall be paid within fifteen (15) days after the end of each calendar quarter. Upon request, Sub-Adviser shall provide ARK the calculation of the fees payable under this Agreement in reasonable detail concurrent with payment.